Exhibit 15.4
Enforcement Decree of the Telecommunications Business Act
D5413558

Wholly amended By	2008. 2. 29	Presidential Decree No. 20666
CHAPTER 1 GENERAL PROVISIONS
Article 1 (Purpose)
The purpose of this Decree is to provide for matters delegated under the “Telecommunications Business Act” and matters necessary for its enforcement.
Article 2 (Contents of Universal Service)
(1) The contents of universal services as prescribed in Article 3-2 (3) of the “Telecommunications Business Act” (hereinafter referred to as the “Act”) shall be as follows:

1.Wired telephone services;

2.Telephone services for emergency communications; and

3.Telephone services whose fees are reduced or exempted for the handicapped and the low income class.

(2) The detailed contents of universal services pursuant to paragraph (1) shall be as follows:

1. Wired telephone services: Telephone services provided within the area promulgated by the Korea Communications Commission with the use methods and conditions taken into consideration (hereinafter referred to as “Calling Area”) which fall under any of the following:
A. Local telephone services: Telephone service mediating the communications using subscription phones (excluding the island communications services under section C; the same shall apply hereinafter);
B. Local public phone services: Telephone services mediating the communications using public phones; or

C. Island communications services: Telephone services wirelessly mediating the communications between the land and the island or between the islands.
2. Telephone services for emergency communications: Telephone services for maintaining social order and safety which fall under any of the following:

A. Of the key communications services under subparagraphs 1 and 2 of Article 7, the special number telephone services as specified and promulgated by the Korea Communications Commission; or

B. Wireless vessel telephone services: Of the key communications service under subparagraph 2 of Article 7, the telephone services mediating the communications between the land and the vessel, or between vessels.
3. Telephone services whose fees are reduced or exempted for the handicapped and the low income class: telephone services offered to the handicapped and the low income class for promoting social welfare which fall under any of the following:

A. Local phone services and the telephone services between the Calling Areas (hereinafter referred to as “long-distance phone service”);

B. Number information service as incidental service of local phone service and long-distance phone service;

C. Of the key communications services under subparagraph 2 of Article 7, mobile phone service, personal portable communications service, and wireless calling service; or

D. Internet subscriber access service.

(3) Those who are subject to the reduction of telephone service fees under subparagraph 3 of paragraph (2) shall be the person falling under any of the following:

1. The disabled, welfare facilities for the disabled, and welfare organizations for the disabled pursuant to the Welfare of Disabled Persons Act;

2. The special schools pursuant to the Elementary and Secondary Education Act;

3. The child welfare facilities pursuant to the Child Welfare Act;

4. The recipient under the National Basic Living Security Act (hereinafter referred to as the “Recipient”) who falls under any of the following (In the case of local/long-distance telephone services, Internet subscriber access service, the household comprised of those falling under any of the following):

A. The Recipient aged below 18 or over 65;

B. The severely disabled pursuant to subparagraph 2 of Article 2 of the Employment Promotion and Vocational Rehabilitation of Disabled Persons Act;

C. The person who needs treatment or recuperation for not less than three months for disease/damage or sequela thereof other than the disease or damage specified by the Minister of Health and Welfare, and Family Affairs pursuant to subparagraph 2 of Article 7 of the Enforcement Decree of the National Basic Living Security Act;

D. The person incapable of work as deemed by the Minister of Health and Welfare, and Family Affairs pursuant to subparagraph 5 of Article 7 of the Enforcement Decree of the National Basic Living Security Act;

5. The Korea Disabled Veterans Organization and the 4•19 Democratic Revolution Organization pursuant to the Act on the Establishment of Associations by Persons, etc. of Distinguished Services to the State;

6. The person of distinguished services to the state pursuant to the Act on the Honorable Treatment and Support of Persons, etc. of Distinguished Services to the State who is a police officer or soldier wounded in war or on duty, a person injured during the 4•19 Democratic Revolution, a public official wounded on duty, or the injured with Special Merit for Development of State of Society and the 6•18 Freedom injured; and

7. The person of distinguished services to the 5 • 18 Democratization Movement pursuant to the Act on the Honorable Treatment of Persons of Distinguished Services to the 5 • 18 Democratization Movement who is a person injured during the 5 • 18 Democratization Movement.
Article 3 (Designation of Telecommunications Business Operator who Provides Universal Services)
(1) When the Korea Commissions Commission intends to designate a telecommunications business operator who provides universal services (hereinafter referred to as a “business operator providing universal services”) pursuant to Article 3-2 (4) of the Act, the Information and Communications Policy Deliberation Council as prescribed in Article 44-2 of the “Framework Act on Telecommunications” shall deliberate thereon.

(2) The telecommunications business operator who is designated as a business operator providing universal services pursuant to paragraph (1) shall submit, to the Korea Communications

Commission every year not later than the end of the year preceding the provision of relevant services, a written plan for provision of universal services which includes the method of, and the expenses for, providing the relevant services.
Article 4 (Replenishment of Losses Incurred from Provision of Universal Services)
(1) The Korea Communications Commission may have the telecommunications business operators, who are not business operators providing universal services, bear the fund for replenishing whole or part of the losses incurred from a provision of universal services by business operators providing universal services (hereinafter referred to as the “money to replenish losses from universal services”) in proportion to their turnovers.

(2) A business operator providing universal services, who intends to receive the money to replenish losses from universal services, shall submit a report on the actual results of a provision of universal services, which is prepared to include expenses for and incomes and losses from the provision thereof, to the Korea Communications Commission within three months after the expiration of the relevant fiscal year.

(3) The Korea Communications Commission may, if deemed necessary for the verification of the report on actual results of a provision of universal services pursuant to paragraph (2), request a specialized institution to examine it.
Article 5 (Services Eligible for Money to Replenish Losses from Universal Services)

(1) The scope of the universal services eligible for money to replenish losses from universal services shall be any of the following:

1. The local telephone service under section A of subparagraph 1 of Article 2 (2) in the area in which the costs required for the provision of service (i.e. the costs calculated by the methods promulgated by the Korea Communications Commission with the population density, the number of lines, and the operational efficiency of communications network taken into account; the same shall apply in subparagraph 2 and Article 6 (1)) exceed the revenues (including indirect benefits, such as improved brand value and preference by subscribers by the provision of universal services; the same shall apply in subparagraph 2 and Article 6 (1));

2. The local public telephone service under section B of subparagraph 1 of Article 2 (2) in the area in which the costs required for the provision of service exceed the revenues;

3. The island communications service under section C of subparagraph 1 of Article 2 (2); or

4. The wireless vessel telephone service under section B of subparagraph 2 of Article 2 (2).

(2) “(T)he telecommunications business operator determined by the Presidential Decree” in Article 3-2 (2) of the Act shall mean the special communications business operator, value-added communications business operator and local wireless calling business operator, and “the amount as prescribed by the Presidential Decree” shall mean 30 billion Korean Won.
Article 6 (Calculation Method of Monty to Replenish Losses from Universal Services)

(1) Losses resulting from the provision of the universal services falling under any of the subparagraphs of Article 5 (1) shall be the amount resulting from a subtraction of the costs required for the provision of such services from the revenues.

(2) The money to replenish potential losses from universal services shall be calculated by multiplying the amount calculated pursuant to paragraph (1) by the loss replenishment rate determined and promulgated by the Korea Communications Commission. Provided, however, that in the case of the wireless vessel telephone service under subparagraph 4 of Article 5 (1), the management efficiency target fund determined and promulgated by the Korea Communications Commission shall be the money to replenish potential losses from universal services.

(3) The money to replenish losses from universal services shall be obtained by subtracting from the money to replenish potential losses from universal services the following:

1. The amount shared by the telecommunications business operator who provides the universal services in any of the subparagraphs in Article 5 (1) based on the revenue of the telecommunications services (excluding value-added communications services) other than such universal services; and

2. The amount determined by the Korea Communications Commission by considering the sharing capacity of the telecommunications business operator who shares money to replenish losses from universal services (the “loss-sharing business operator”);

(4) The loss-sharing business operator shall share the money to replenish losses from universal services calculated pursuant to paragraph (2) in proportion to its telecommunications services (excluding value-added communications services) revenue.

(5) Necessary details concerning the telephone service fee reduction rate for the disabled and the low-income class, the method of calculating money to replenish losses from universal services, the standards for sharing and weighted sharing/adjustment shall be determined and promulgated by the Korea Communications Commission.
CHAPTER 2 TELECOMMUNICATIONS BUSINESS
Article 7 (Types and Contents of Key Communications Services)
The types and contents of the key communications services pursuant to Article 4 (2) shall be as follows, except for the telecommunications services which utilize the following services to transmit or receive electromagnetic signals, such as voice, data, and video, without changing their contents or format:

1. Transmission services: telegram/telephone/Internet access and other such telecommunications services transmitting or receiving electromagnetic signals such as voice/data/video;

2. Services provided with an allocated frequency: Telecommunications services which utilize a radio station using the frequency allocated pursuant to Article 11 or Article 12 of the Radio Waves Act to transmit or receive electromagnetic signals, such as voice, data, and video, without changing their contents or format:

3. Telecommunications line facilities leasing services: Telecommunications services for telecommunications line facilities leasing services
Article 8 (Scope of the Premises)

In subparagraph 2 of Article 4 (3) of the Act, the “premises determined by the Presidential Decree” shall mean any of the following:

1. A single building;

2. A single site (only if owned by one person or under common ownership) and buildings within such site;

3. Two or more buildings owned by a single person and their site (only if the distance in a straight line between the buildings is less than 500 meters); or

4. A building or site adjacent to the buildings or sites under subparagraphs 1 through 3 which was promulgated by the Korea Communications Commission after deliberation of the Information and Communication Policy Deliberation Committee pursuant to Article 44-2 of the Framework Act on Telecommunications.
Article 9 (Application for License, etc.)
(1) A person who intends to obtain a license pursuant to Article 5 (1) of the Act may make an application in the name of the representative of a juristic person, or of the name of representative of the stockholders, etc. of a juristic person to be established.

(2) If the Korea Communications Commission intends to give a public notice pursuant to Article 5 (4) of the Act, the subject matters shall be deliberated in advance by the Information and Communications Policy Deliberation Council as stipulated in Article 44-2 of the “Framework Act on Telecommunications”: Provided, That this shall not apply to the license on the minor business pursuant to proviso of Article 5 (2) of the Act.
Article 10 (Attachments, etc. for Application for License)

(1) Any person who intends to obtain a license for key communications business pursuant to Article 5 (1) of the Act shall submit to the Korea Communications Commission an application for a license of key communications business with the following documents attached to it:

1.	The Articles of Incorporation of the corporation (including the corporation to be incorporated; the same shall apply hereinafter in this Article);

2.	The shareholders’ register of the corporation or documentation concerning the owning of shares, etc. by shareholders, etc.; and

3.	A business plan.

(2) The public official in charge who received an application for a license pursuant to paragraph (1) shall verify a certified copy of the corporate register through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act, or, if the applicant does not consent to such verification, cause the applicant to attach such document to the application.
Article 11 (Exceptions to the Deliberation of the Information and Communication Policy Deliberation Committee)
In the proviso of Article 5 (2) of the Act, “the minor business as prescribed by the Presidential Decree” shall mean any business providing the services under subparagraph 2 of Article 7 which are promulgated by the Korea Communications Commission.
Article 12 (Issuance of a License, etc.)
(1) When it licenses a key communications business pursuant to Article 5 (1) of the Act or permits any changes regarding addition to the key communications services pursuant to Article 10 (1) of the

Act, the Korea Communications Commission shall issue a key communications business operator license after specifying in the license register the following:
1. The license number and license date;

2. The trade name or the name, and the name of the representative;

3. The type, contents and business district of the telecommunications services;

4. The location of the principal office;

5. The capital or asset value;

6. The description and installation place of the major facilities for business;

7. Matters on technical manpower; and

8. License conditions

(2) In the event that the license issued pursuant to paragraph (1) has been lost or damaged, the key communications business operator may file with the Korea Communications Commission for an application for re-issuance specifying the reason.
Article 13 (Examination Criteria etc. for Public Interest Nature)
(1) The term “public interests as prescribed by the Presidential Decree” in other portions than each subparagraph of Article 6-3 (1) of the Act means the maintenance of national security and public peace and order.

(2) The term “important management matters prescribed by the Presidential Decree” in Article 6-3 (1) 3 of the Act means the matters falling under each of the following subparagraphs:

1.Appointment and dismissal of the representative director of a key communications business, or appointment and dismissal of more than one third of the executives;

2.Transfer and takeover of a key communications business; and

3.Entrance by a key communications business operator into a new key communications business.

(3) The term “case prescribed by the Presidential Decree” in Article 6-3 (1) 4 of the Act means the case where a de facto change is made in the management right of a key communications business operator by an agreement of stockholders who are not the biggest stockholder of a key communications business operator to jointly exercise voting rights.
Article 14 (Scope of Key Communications Business Operators Subject to Examination of Public Interest Nature)
A key communications business operator is required to file a report or entitled to request for examination if:

1. it is operating and managing the important communications under Article 64 (1);

2. it owns a satellite on which the space station is established pursuant to subparagraph 30 of Article 27 of the Enforcement Decree of the Radio Waves Act;

3. it is designated and promulgated by the Korea Communications Commission pursuant to Article 39 (2).

Article 15 (Procedures of Examination for Public Interest Nature)
(1) Any person who intends to file a report or request for examination pursuant to Article 6-3 (2) and (3) of the Act shall submit to the Korea Communications Commission the documentation specifying the following:

1. The name and address of the reporter or the requester of examination (if a corporation, the name and address of such corporation and the name and address of the representative of such corporation);

2. The purpose and reason of filing a report or requesting for examination;

3. Details of the facts falling under any of the subparagraphs of Article 6-3 (1);

(2) The Korea Communications Commission may, if deemed necessary, request to complement the submitted documents by specifying a considerable period.

(3) For any matters submitted to the Public Interest Nature Examination Committee by the Korea Communications Commission pursuant to Article 6-3 (4) of the Act, the Public Interest Nature Examination Committee shall, except by special reasons, notify the Korea Communications Commission of the examination result within three months from the date of submission.

(4) The Korea Communications Commission shall notify the reporter or requester of examination of the result of the public interest nature examination conducted pursuant to paragraph (3).
Article 16 (Composition etc. of Public Interest Nature Examination Committee)

(1) The term “related central administrative agencies prescribed by the Presidential Decree” in other portions than each subparagraph of Article 6-4 (2) of the Act means the agencies falling under each of the following subparagraphs:

1.The Ministry of Strategy & Finance;

2.The Ministry of Foreign Affairs and Trade;

3.The Ministry of Justice;

4.The Ministry of National Defense;

5.The Ministry of Public Administration and Security; and

6.The Ministry of Knowledge Economy.

(2) The term of office of the members shall be two years and the consecutive appointment may be permitted: Provided, That the term of office of the members who are public officials shall be the period of service in their positions.
Article 17 (Operation etc. of Public Interest Nature Examination Committee)
(1) The chairman of the Public Interest Nature Examination Committee shall represent the Public Interest Nature Examination Committee and exercise the overall control of its affairs.

(2) If the Chairman is unable to perform his duties due to inevitable reasons, a member as previously nominated by the Chairman shall act on his behalf.

(3) The Chairman shall convene and preside over a meeting of the Public Interest Nature Examination Committee.

(4) The deliberation of a meeting of the Public Interest Nature Examination Committee shall start by the attendance of a majority of all incumbent members, and its resolution shall require the consent of a majority of those present.

(5) The Public Interest Nature Examination Committee shall have one secretary general in order to deal with its affairs, but the secretary general shall be nominated by the Chairman from among the public officials belonging to the Korea Communications Commission.

(6) Other matters necessary for an operation of the Public Interest Nature Examination Committee shall be determined by the Chairman by going through a resolution of the Public Interest Nature Examination Committee.
Article 18 (Imposition and Payment etc. of Charge for Compelling Execution)
(1) When the Korea Communications Commission determines the amount of charges for compelling execution pursuant to Article 7-2 of the Act, he shall take into account of the reasons for failing to comply with the corrective orders and the scale of benefits etc. to be gained by failing to comply with the corrective orders.

(2) The date of complying with corrective orders pursuant to Article 7-2 (2) of the Act shall be based on the classifications falling under each of the following subparagraphs:

1.Date of delivering stocks in the case of disposal of stocks;

2.Date of concluding a contract in the case of changes in the details of contract; and

3.Date of suspending the relevant acts in the case of suspending the acts impeding public benefits.

(3) Where the Korea Communications Commission intends to impose the charges for compelling execution pursuant to Article 7-2 of the Act, he shall make a notification in writing that clarifies the amount of charges for compelling execution per day, reasons for imposition, payment term and receiving agency, methods of raising objections, and agencies whereto objections are raised etc.

(4) Any person who has been notified pursuant to paragraph (3) shall pay the charges for compelling execution within 30 days from the date of receiving the notice: Provided, That when he is unable to pay the charges for compelling execution within the said period due to the natural disaster or other inevitable causes, he shall pay it within 30 days from the day on which the said causes have disappeared.

(5) When the Korea Communications Commission collects the charges for compelling execution, if the execution of corrective orders has not been made even after 90 days elapsed from the date of completing the period as set by the corrective orders, he may collect the charges for compelling execution on the basis of the date on which each 90 days elapse by reckoning from the said completing date.

(6) Article 49 shall apply mutatis mutandis to the reminder of charges for compelling execution.
Article 19 (Permission of Changes)

(1) Any person who intends to obtain permission of changes to the key communications business pursuant to the main text of Article 10 (1) and Article 10 (2) of the Act shall submit to the Korea Communications Commission an application for permission of changes to the key communications business with the following documents attached to it:

1.	Addition to the key communications services: a business proposal; and

2.	Important changes to the authorized matters: documentation that can confirm the plans for change.

(2) Detailed examination criteria concerning addition to the key communications services pursuant to the main text of Article 10 (1), the timing of filing an application for permission of changes, the relationship with the application for new permission and other guidelines on the permission of changes shall be promulgated by the Korea Communications Commission.

(3) In the proviso of Article 10 (1) of the Act, “a key communications service prescribed by the Presidential Decree” shall mean the telecommunications facilities leasing service under subparagraph 3 of Article 7.

(4) In Article 10 (2) of the Act, the “important matters prescribed by the Presidential Decree” shall mean the matters concerning subparagraph 8 of Article 12 (1).
Article 20 (Application for Authorization of Assignment and Merger, etc.)
(1) Any person who intends to obtain authorization of the assignment of the business of a key communications business operator in whole or in part pursuant to subparagraph 1 of Article 13 (1) shall submit to the Korea Communications Commission an application for authorization of assignment of a key communications business with the following documents attached to it:

1.	A copy of the assignment agreement;

2.	The Articles of Incorporation of the assignor/assigns and any evidentiary documentation relating to the assignment;

3.	The shareholders’ register of the assigns or the documentation concerning the owning of shares, etc. by shareholders, etc.;

4.	The business status of the assignor/assigns; and

5.	A plan for business subsequent to the assignment.

(2) Any person who intends to obtain authorization of the merger of corporations as key communications business operators pursuant to subparagraph 2 of Article 13 (1) shall submit to the Korea Communications Commission an application for authorization of the merger of key communications businesses with the following documents attached to it:

1.	A copy of the merger agreement;

2.	The Articles of Incorporation of the parties to the merger and any evidentiary documentation relating to the merger;

3.	The shareholders’ register of the corporation surviving subsequent to the merger or established as a result of the merger, or the documentation concerning the owning of shares, etc. by shareholders, etc.;

4.	The business status of the parties to the merger; and

5.	A plan for business subsequent to the merger.

(3) Any telecommunications business operator who intends to obtain authorization of the sale of the telecommunications line facilities pursuant to subparagraph 3 of Article 13 (1) shall submit to the Korea Communications Commission an application for authorization of the sale of telecommunications line facilities with the following documents attached to it:

1.	A copy of the telecommunications line facilities sale and purchase agreement;

2.	The Articles of Incorporation of the seller/purchaser and any evidentiary documentation relating to the sale and purchase;

3.	The shareholders’ register of the seller/purchaser or documentation concerning the owning of shares, etc. by shareholders, etc.;

4.	The business status of the seller/purchaser; and

5.	A plan for business subsequent to the sale.

(4) Any person who intends to own not less than fifteen hundredths of the total shares issued by a key communications business operator or become the largest shareholder of a key communications business operator pursuant to subparagraph 4 of Article 13 (1) of the Act shall submit to the Korea Communications Commission an application for authorization of the share ownership (the largest shareholder) of a key communications business with all of the following documents attached to it:
1. A copy of the share acquisition agreement and other relevant evidentiary documentation necessary for the acquisition of shares;

2. The Articles of Incorporation of the share purchaser or the person intending to become the largest shareholder and the other party;

3. The shareholders’ status of the share purchaser or the person intending to become the largest shareholder and the other party;

4. The business status of the share purchaser or the person intending to become the largest shareholder and the other party;

5. The purpose and reason, and the analysis of the effects, of the acquisition of shares;

6. A plan for interlocking directorate (limited to the case where such a plan exists with respect to the other party exists); and

7. A business plan subsequent to the acquisition of shares (limited to case where the person intends to become the largest shareholder).

(5) The public official in charge who received an application for authorization of the assignment/merger/sale/acquisition of shares or change of the largest shareholder shall verify a certified copy of the corporate register of the party to such assignment/merger/sale/acquisition of shares or change of the largest shareholder through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act. Provided, however, that if the applicant does not consent to such verification, the public official shall cause the applicant to attach such document to the application.

(6) Once it authorized the application for authorization of the assignment or merger pursuant to paragraph (1) or paragraph (2), the Korea Communications Commission shall issue a key communications business operator license.

Article 21 (Criteria of Key Telecommunications Circuit Facilities)
In the proviso in the parts other than the subparagraphs of Article 13 (1), “key telecommunications circuit installations as prescribed by the Presidential Decree” shall mean the switch facilities, transmission facilities, and line facilities as provided under subparagraphs 8 through 10 of Article 3 of the Regulations on the Technical Standards of Telecommunications Facilities, of which the sale value amounts to not less than 5 billion Korean Won.
Article 22 (Report of the Sale of Telecommunications Circuit Facilities)
Any person who intends to file a report of the sale of telecommunications circuit facilities pursuant to the proviso in the parts other than the subparagraphs of Article 13 (1) shall submit to the Korea Communications Commission a report of the sale of telecommunications circuit facilities with the following documents attached to it:
1. A copy of the telecommunications circuit facilities sale agreement and other sale-related evidentiary documentation;

2. The type, description, and sale amount of the facilities to sell; and

3. A post-sale plan for service offering and user protection.
Article 23 (Establishment of a Corporation for Offering Key Communications Services)
(1) Any key communications business operator who intends to obtain approval of the establishment of a corporation designed to provide part of the key communications services authorized pursuant to Article 13 (2) of the Act shall submit to the Korea Communications Commission an application for approval of the establishment of a corporation providing key communications services (including an application in electronic format) with the following documents (including electronic documents) attached to it; Provided, however, that if the information on the attached documents can be verified through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act, such verification may replace the submission of such documents.
1.	The Articles of Incorporation of the corporation to be established;

2.	The shareholders’ register of the corporation to be established, or the documentation concerning the owning of shares, etc. by shareholders, etc.;

3.	The business status of the services to be offered (limited to such key communications business operator currently offering the services which it intends to offer by establishing a corporation); and

4.	A business plan of the corporation to be established.
(2) Once it approved the application for approval of the establishment of a corporation pursuant to paragraph (1), the Korea Communications Commission shall issue a key communications business operator license.
Article 24 (Application for Permission of Suspension of Business, etc.)
Any person who intends to obtain approval of the suspension or discontinuance of business pursuant to Article 14 (1) of the Act shall submit to the Korea Communications Commission the following documents:

1. A description of the business to be suspended or discontinued and the drawings of the business district;

2. The documentation describing the major telecommunications facilities concerning the business to be suspended or discontinued;

3. A written permission (limited to the case where the business is to be discontinued in whole); and

4. A statement of reason.
Article 25 (Standards and Procedures of Cancellation of Permission, etc.)
(1) The standards for cancellation of permission, cancellation of registration, discontinuance of business, and suspension of business pursuant to Article 15 (2) of the Act and Article 28 (3) of the Act shall be as described in Table 1.

(2) If the same telecommunications business operator commits several violations, such business operator shall be subject to the following:
1. if the disposition standards for the severest violation is cancellation of permission or discontinuance of business, the permission shall be canceled, and the business suspended;

2. if the disposition standards for each of the violations is suspension of business, the suspension periods shall be added up, even in which case, the total period of suspension may not exceed one year.
(3) Once it cancelled the permission, cancelled the registration, or suspended or discontinued the business pursuant to paragraph (1), the Korea Communications Commission shall publicly announce such disposition without delay and give written notice to the telecommunications business operator concerned.

Article 26 (Application for Registration)
(1) Any person who intends to register a specific communications business pursuant to Article 19 (1) of the Act shall submit to the Korea Communications Commission an application for the registration of a specific communications business (including an application in electronic format) with the following documents (including electronic documents) attached to it:

1. A business plan for specific communications business;

2. The Articles of Incorporation of the corporation (including the corporation to be established; the same shall apply hereinafter in this Article);

3. The description, installation place, and communications network configuration diagram of the major facilities for business;

4. The terms of use containing provisions concerning user protection (including provisions concerning the total issued amount of pre-paid calling certificates), the installation status and the operation plan of a user protection organization; and

5. A copy of a guarantee insurance policy.

(2) The public official in charge who received an application for registration pursuant to paragraph (1) shall verify a certified copy of the corporate register and the national certificate of technical skills of the technical manpower through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act. Provided, however, that if the applicant does not consent to such verification, the public official shall cause the applicant to attaché such documents (in the case of the national certificate of technical skills, a copy thereof) to the application.

Article 27 (Issuance of Registration Certificate, etc.)
(1) Once it received an application for registration pursuant to Article 26 (1), the Korea Communications Commission shall confirm whether or not the registration requirements under Article 28 are met, and then enter the following in the registration register of specific communications business operators and issue a registration certificate of specific communications business operator within 30 days of the application date:
1. The registration number and registration date;

2. The trade name or the name, and the name of the representative;

3. The location of the principal office;

4. The capital;

5. The type of services offered;

6. The description and the installation place of the major facilities for business;

7. Matters on technical manpower;

8. Registration conditions; and

9. The total amount of pre-paid calling certificates issued (limited to a specific communications business operator).
(2) The Korea Communications Commission may, if deemed necessary, request to complement or revise the application for registration pursuant to Article 26 by specifying a period of not exceeding 7 days. The Korea Communications Commission may, upon request by the applicant, extend such period of complementation or revision, in which case the period required for complementation or revision shall not be included in the processing period in paragraph (1).
(3) In the event that the registration certificate issued pursuant to paragraph (1) has been lost or damaged, the specific communications business operator may file with the Korea Communications Commission an application for re-issuance of such certificate.
Article 28 (Registration Requirements for Specific Communications Business)
The registration requirements of a specific communications business pursuant to Article 19 (4) shall be as described in Table 2.
Article 29 (Reporting Procedures of Value-Added Communications Business)
(1) Any person who intends to file a report of value-added communications business pursuant to the main text of Article 21 of the Act shall submit to the Korea Communications Commission a report of value-added communications business (including a report in electronic format) with the communications network configuration diagram (limited to the case where a new type of value-added communications services is filed and as deemed necessary and requested by the Korea Communications Commission; including electronic documents) attached to it.

(2) The public official in charge who received a report pursuant to paragraph (1) shall verify a certified copy of the corporate register through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act. Provided, however, that if the reporter does not consent to such verification, the public official shall cause the reporter to attach such document to the report.

(3) If the report of value-added communications business has incorrect entries or incomplete attachments, the Korea Communications Commission may request the reporter to complement such report by specifying a period of not less than 7 days, and may, upon request by the reporter, extend such period.

(4) The Korea Communications Commission shall, upon receiving the report of value-added communications business pursuant to paragraph (1), issue a certificate of the report of value-added communications business to the reporter.

(5) If the certificate of report issued pursuant to paragraph (4) is lost or damaged, the value-added communications business operator may file an application with the Korea Communications Commission for re-issuance thereof.
Article 30 (Exemption of Report of Value-Added Communications Business Operators)
(1) In the proviso of Article 21 of the Act, “a small-sized value-added communications business according to the standards prescribed by the Presidential Decree” shall mean a business operator which provides value-added communications services by using the Internet and satisfies all of the following requirements:

1. Its capital is below one million Korean Won; and

2. The size of its telecommunications facilities falls under the standards promulgated by the Korea Communications Commission.

(2) In the event that a value-added communications business operator who failed to file a report pursuant to paragraph (1) starts to meet none of the requirements in the subparagraphs of paragraph (1), such value-added communications business operator shall file a report pursuant to the main text of Article 21 of the Act within one month from the date of the occurrence of such event.
Article 31 (Change of Registrations or Reports)
(1) In Article 22 of the Act, “the matters as determined by the Presidential Decree” shall refer to:
1. The trade name/name/address;

2. The representative;

3. The type of services offered;

4. The capital (limited to a specific communications business operator); and

5. The total amount of pre-paid calling certificates issued (limited to a specific communications business operator).
(2) To change any matters falling under any of the subparagraphs of paragraph (1), an application for the registration of change to the specific communications business (report of change to the specific communications business) (including an application or report in electronic format) shall be submitted to the Korea Communications Commission with the documents (including electronic documents) confirming the changes attached to it.

(3) The Korea Communications Commission shall, upon receiving and registering or accepting an application for the registration of chance or a report of change pursuant to paragraph (2), issue a certificate of registration or a certification of report specifying the changes.

(4) The public official in charge who received an application for the registration of change or a report of change pursuant to paragraph

(2) shall verify a certified copy of the corporate register (limited to the case where changes are made to the trade name/name/address, the representative or capital of the corporation) or the business certificate (limited to the case where changes are made to the trade name/name/address, the representative or capital of the individual) through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act. Provided, however, that if the applicant or reporter does not consent to such verification, the public official shall cause the applicant or reporter to attach such documents to the application or report.
Article 32 (Report of Transfer of Business, etc.)
(1) Any person who intends to file a report of specific communications business or value-added communications business pursuant to Article 25 of the Act shall submit to the Korea Communications Commission a report of transfer (including a report in electronic format) with the following documents (including electronic documents) attached to it:
1. A copy of the transfer agreement;

2. The documents under the subparagraphs of Article 26 (1) or the attachments under Article 29 (1);

3. A certificate of registration or a certification of report.
(2) Any person who intends to file a report of the merger of corporations as specific communications business operators or value-added communications business operators pursuant to Article 25 of the Act shall submit to the Korea Communications Commission a report of merger (including a report in electronic format) with the following documents (including electronic documents) attached to it:
1. A copy of the merger agreement;

2. The documents in the subparagraphs of Article 26 (1) or the attached documents pursuant to Article 29 (1); and

3. A certificate of registration or a certification of report.

(3) Any person who intends to file a report of the inheritance of value-added communications business pursuant to Article 25 of the Act shall submit to the Korea Communications Commission a report of inheritance (including a report in electronic format) with the documents (including electronic documents) proving that it is the heir attached to it.

(4) The public official in charge who received a report as provided under paragraphs (1) through (2) shall verify a certified copy of the corporate register of the assigns or the party to the merger (i.e. the surviving or newly established corporation), a national certificate of technical skills of the technical manpower or a certificate of the family relation register of the heir through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act. Provided, however, that if the reporter does not consent to such verification, the public official shall cause the reporter to attach the relevant documentation (in the case of a national certificate of technical skills, a copy thereof) to the report.

(5) Once it received a report of the transfer or merger of a specific communications business or a value-added communications business, the Korea Communications Commission shall issue a certificate of the registration of a specific communications business operator or a certificate of the report of a value-added communications business.
Article 33 (Report of Suspension/Discontinuance of Business)
Any person who intends to file a report (including a report in electronic format) of the suspension/discontinuance of a specific communications business or a value-added communications business or the dissolution of the corporation as a specific communications business operator or a value-added communications business operator pursuant to Article 27 of the Act shall submit to the Korea Communications Commission a report of the suspension/discontinuance of special category (value-added) communications business/dissolution of corporation with the documents (including electronic documents) proving that the users have been notified of the suspension/discontinuance attached to it: Provided, however, that if the information on the attached documents can be verified through the common use of administrative information pursuant to Article 21 (1) of the Electronic Government Act, such verification may replace the submission of such documents.
CHAPTER 3 TELECOMMUNICATIONS SERVICES
Article 34 (Authorization of the Terms of Use)
(1) The services for which a key communications business operator is required to obtain authorization (including authorization of change) pursuant to the proviso of Article 29 (1) of the Act shall be the services falling under any of the following:
1. Of the services provided by the key communications business operator whose revenue by service in the previous year has the highest market share in the total domestic revenue, the services of which revenue in the previous year is not less than the amount by service determined and promulgated by the Korea Communications Commission; and
2. If the key communications business operator who provides the services in subparagraph 1 combined its business with another key communications business operator pursuant to subparagraph 1 or 4 of Article 12 (1) of the Monopoly Regulation and Fair Trade

Act, the services in subparagraph 1 provided by such another key communications business operator.
(2) The Korea Communications Commission shall designate and promulgate the key communications business operators and services falling under paragraph (1) by the end of June each year. Provided that the key communications business operators and services falling under subparagraph 2 of paragraph (1) shall be designated and promulgated without delay on or after the report date of the business combination pursuant to the same subparagraph of the same paragraph.

(3) Any key communications business operator who intends to change the minor matters determined by the Korea Communications Commission may, notwithstanding paragraph (1) regarding authorization of the change of the terms of use, file a report with the Korea Communications Commission.
Article 35 (Application for Authorization of the Terms of Use, etc.)
Any person who intends to file a report (including a report of changes) or obtain authorization (including authorization of changes) of the terms of use regarding telecommunications services pursuant to Article 29 (1) of the Act shall submit to the Korea Communications Commission the terms of use including the following matters with the supporting material of the computation of charges pursuant to Article 29 (6) of the Act attached to them:.

1. The type and description of the telecommunications services;

2. The area in which the telecommunications services are provided;

3. The charges of the telecommunications services, including fees and actual expenses;

4. Matters on the responsibilities of the telecommunications business operator and its users; and

5. Other matters necessary for the provision or use of the telecommunications services concerned.
Article 36 (Services Subject to Reduction and Exemption of Fees)
Telecommunications services subject to the reduction and exemption of fees pursuant to Article 32 of the Act shall be as follows:

1.Telecommunications services for the communications concerning the rescue of human lives and properties in danger, and the rescue from disasters or for the communications by the victims of disasters;

2.Telecommunications services for the whole or part of exclusive line communications used by such agencies, in case where the exclusive line communications of agencies which are fully responsible for military, public order and national security, and a part of self-communications network of the State, local governments or government-invested institutions are integrated into the telecommunications net-work of a key communications business;

3.Telecommunications services for the communications required for military operations in wartime;

4.Telecommunications services for the newspapers and news agency service pursuant to the “Act on the Freedom of Newspapers, etc. and Guarantee of Their Functions”, and for communication for news reports by the broadcasting stations pursuant to the “Broadcasting Act”;

5.Telecommunications services for a communication which is required for facilitating the use, and for diffusing the distribution, of information communications;

6.Telecommunications services for a communication by those who are in need of the protection for the improvement of social welfare;

7.Telecommunications services for a communication which is required for the promotion of interchange and cooperation between North and South Korea; and

8.Telecommunications services for a communication which is specially required for the operation of postal and telegraphic services.
Article 37 (Provision of Transmission or Line Facilities, etc.)
A CATV broadcasting business operator, a signal transmission network business operator, or a CATV relay broadcasting business operator pursuant to the “Broadcasting Act” may, pursuant to Article 32-4 (1) of the Act, provide the transmission or line facilities or the CATV broadcasting facilities (hereinafter referred to as the “transmission or line facilities, etc.”) to the key communications business operator in a manner falling under one of the following subparagraphs:

1.Sale or lease of transmission or line facilities, etc.;

2.Commissioned performance of the communications or exchange operations, etc. by making use of transmission or line facilities, etc.; and

3.Manners corresponding to subparagraphs 1 and 2, which are determined by a consultation between a CATV broadcasting business operator, a signal transmission network business operator, or a CATV relay broadcasting business operator.
CHAPTER 4 PROMOTION OF COMPETITION OF TELECOMMUNICATIONS BUSINESS
Article 38 (Criteria, Procedures, and Methods of Evaluation of Competition Status)
(1) When the unit market needs to be defined in order to conduct an evaluation of the competition status pursuant to Article 33-4 (2) of the Act, all of the following matters shall be taken into account:
1. The demand substitutability/supply substitutability of the services;

2. The geographical scope of the provision of services;

3. Transactional steps of the provision of services, such as retail (i.e. transactions between a telecommunications business operator and the end user of the services provided by such telecommunications business operator) and wholesale (i.e. transactions in which the telecommunications facilities installed for the provision of retail services are provided to another telecommunications business operator); and

4. The difference in purchase/negotiation powers or the characteristics of the user, such as the characteristics of demand.
(2) Evaluations of the competition status shall be conducted for the unit market defined pursuant to paragraph (1) with all of the following matters taken into consideration:
1. Market structure, such as market share and entrance barrier;

2. Responsiveness of the user, such as ease of the acquisition of information on the use of services, ease of switching service providers;

3. The behavior of the telecommunications business operators, such as the degree of charges/quality competition and the degree of technological innovation; and

4. Market performance, such as the degree of charges/quality, the scale of extra profit of the telecommunications business operator.
(3) The Korea Communications Commission may, if deemed necessary to conduct an evaluation of the competition status, listen to relevant specialists or stakeholders for their opinions.
Article 39 (Criteria of Key Communications Business Operators)
(1) In Article 33-5 (2) 2, Article 34-3 (3) 2, Article 34-3 (3) 2, and Article 34-4 (3) 2 of the Act, “(a) key telecommunications business operator (...) compatible with the standards as determined by the Presidential Decree” shall refer to a key telecommunications business operator whose revenue by service in the previous year exceeds the amount by revenue determined and promulgated by the Korea Communications Commission and whose market share in the total domestic revenue of the relevant service is not less than 50%.

(2) The Korea Communications Commission shall designate and promulgate the key telecommunications business operators falling under Article 33-5 (2), Article 34 (3), Article 34-3 (3) and Article 34-4 (3) of the Act by the end of June each year.
Article 40 (Report, etc. of Agreement on Mutual Access, etc.)
(1) Any person who intends to report, or obtain authorization of, an agreement or change or abolition thereof with respect to the provision, common utilization, and mutual access or common use, etc. of telecommunications facilities or the provision of information pursuant to Article 34-6 (1) or (2) shall submit to the Korea Communications Commission the following documentation:
1. A copy of the agreement;

2. The documentation indicating the amount payable or receivable by the party and the settlement method thereof, and the method of implementing the agreement;

3. The documentation specifying the terms and conditions of the provision, common utilization, mutual access or common use of telecommunications facilities or the provision of information, and the expenses of the agreement;

4. The drawings outlining the provision, common utilization, mutual access or common use of telecommunications facilities or the provision of information; and

5. The documentation comparing the new agreement with the old agreement (limited to the case where a report of change or authorization of change is filed).
(2) Upon receiving the documentation under paragraph (1), the Korea Communications Commission shall examine such documentation to ensure that the contents thereof conform to the standards of the provision, common utilization, mutual access or common use of telecommunications facilities or the provision of information pursuant to Article 33-5 (3), Article 33-7 (3), Article 34 (2), Article 34-3 (2) or Article 34-4 (2) of the Act.
(3) Upon receiving the documentation under paragraph (1) pursuant to Article 21 (3) of the Framework Act on Telecommunications, the Korea Communications Commission shall examine such documentation to ensure that the contents thereof conform to the standards under Article 33-5 (3) of the Act and that the private telecommunications facilities provided are installed to be used for telecommunications purposes.
Article 41 (Report of Forbidden Acts, etc.)
(1) If it is deemed that any of the forbidden acts under Article 36-3 (1) the Act has been committed, any person may report it to the Korea Communications Commission and request for any of the measures under the subparagraphs of Article 37 (1) of the Act to be taken.

(2) Any person who intends to file a report pursuant to paragraph (1) shall submit to the Korea Communications Commission the documentation specifying the following:

1. The name (in the case of a corporation, the name of the corporation and the name of the representative of such corporation) and the address of the reporter;

2. The trade name or name (in the case of a corporation, the name of the corporation and the name of the representative of such corporation) and the address of the person against whom the report is filed;

3.A description of the forbidden act;

4. Measures necessary to correct the forbidden act.

(3) The Korea Communications Commission may, if deemed necessary, request to complement the reporting documentation submitted pursuant to paragraph (2) by specifying a considerable period.
Article 42 (Types and Standards of Prohibited Acts)
(1) The types and standards of the prohibited acts pursuant to Article 36-3 (3) of the Act shall be the same as the attached Table 1.

(2) The Korea Communications Commission may, if he deems it necessary to apply to specific telecommunications fields or specific prohibition acts, determine detailed standards for the types and standards of the prohibited acts pursuant to the provisions of paragraph (1) and publicly announce them.
Article 43 (Investigation of Facts)
A public official who intends to enter and investigate an office and business place of a telecommunications business operator or a business place of a person who is entrusted with the affairs of a telecommunications business operator pursuant to Article 36-5 (2) of the Act, shall have any parties concerned of the relevant office or business place be present at the investigation.
Article 44 (Measures, etc. on Prohibited Acts)
The term “matters necessary for implementation of the provisions under subparagraphs 1 through 9 as prescribed by the Presidential Decree” in subparagraph 10 of Article 37 (1) of the Act refers to:

1. Submission of implementation plan for the provisions under subparagraphs 1 through 9 in Article 37(1) of the Act; and

2. Report on the results of the implementation of the provisions under subparagraphs 1 through 9 in Article 37(1) of the Act;
Article 45 (Period of Implementing Orders to Take Corrective Measures)
The period in which the telecommunications business operators shall implement the corrective orders by the Communications Committee pursuant to Article 37 (2) of the Act, shall be the same as the attached Table 4.
Article 46 (Offenses Subject to Imposition of Penalty Surcharge, and Amount of Penalty Surcharge, etc.)
The classifications of offenses subject to the imposition of a penalty surcharge pursuant to Article 37-2 (3) of the Act and the upper limit of the penalty surcharge and standards for the imposition of such penalty surcharge on such offences shall be the same as the attached Table 5.
Article 47 (Computation Methods of Penalty Surcharge)

(1) The term “turnover as prescribed by the Presidential Decree” in the text of Article 37-2 (1) of the Act means the average annual turnover for three preceding business years of the telecommunications services related to the prohibited acts of the relevant telecommunications business operator: Provided, That if three years have not elapsed since the commencement of business as of the first day of the relevant business year, it shall mean the amount of converting the turnover till the end of preceding business year since the commencement of the said business into the average annual turnover, and if the business is commenced in the said business year, it shall mean the amount of converting the turnover from the commencement of business to the date of offense into the average annual turnover.

(2) The term “where there is no turnover or it is difficult to calculate the turnover as prescribed by the Presidential Decree” in the proviso of Article 37-2 (1) of the Act means any of the following subparagraphs:

1.Where there is no actual business result due to a non-commencement of business or a suspension thereof, etc.;

2.Where it is difficult to make an objective computation of turnovers.
Article 48 (Imposition and Payment of Penalty Surcharge)
(1) The Communications Committee shall, in case where it intends to impose a penalty surcharge under Article 37-2 of the Act, notify a person subject to an imposition of penalty surcharge, after investigating and confirming the relevant offense, of the payment thereof, by clarifying in writing the fact of offense, the amount of imposition, the method of objection and its period.

(2) A person in receipt of a notification under paragraph (1) shall pay it to the financial institution designated by the Korea Communications Commission within twenty days from the date of receiving such a notification: Provided, That if he is unable to pay a penalty surcharge within the relevant period due to a natural disaster or other inevitable reasons, he shall pay it within seven days from the date when the said reasons have disappeared.

(3) The financial institution in receipt of a payment of penalty surcharge under paragraph (2), shall issue a receipt to a person who has paid it.
Article 49 (Demand for Penalty Surcharge Payment)
(1) A demand under Article 37-2 (5) of the Act shall be made in writing within 7 days from the date on which the payment deadline elapsed.

(2) Where a demand note is issued pursuant to paragraph (1), a deadline for payment of any penalty surcharge in arrear shall be within 10 days from the date on which such demand note is issued.
Article 50 (Prior Optional Service)
In the latter part of Article 38-3 (1) of the Act, “the telecommunications service as determined by the Presidential Decree” shall mean long-distance telephone service.
Article 51 (Provision of Number Information Service)

(1) Any key telecommunications business operator who provides number information service pursuant to Article 38-6 (1) of the Act may provide the following information:
1. The name or trade name of the user;

2. The telephone number of the user; and

3. The address of the user down to the eup/myeon/dong level
(2) The telecommunications business operator shall obtain the user’s consent to the number information service in such verifiable means as manual or electronic signature.

(3) The user may withdraw its consent under paragraph (1) at any time, and the telecommunications business operator shall, without delay, take necessary measures to avoid providing information on the user who has withdrawn its consent, except, however, for the case of books unless the intention of withdrawing the consent is expressed 30 days prior to the next publication date.
CHAPTER 5 PROTECTION OF TELECOMMUNICATIONS FACILITIES
Article 52 (Designation of the Boundary Zone of Submarine Cables, etc.)
(1) When a key communications business operator files an application for designation of the boundary zone of submarine cables pursuant to Article 50 (3) of the Act, the key communications business operator shall submit to the Korea Communications Commission the following materials:

1. The necessity to designate the boundary zone; and

2. The block and width of the boundary zone (i.e. a description in coordinates representing the latitude and the longitude).

(2) If necessary for designation of the boundary zone of submarine cables, the Korea Communications Commission may request the key communications business operator who requested for such designation to submit additional materials other than the submitted documentation in the subparagraphs of paragraph (1).

(3) The Korea Communications Commission shall send the materials submitted pursuant to paragraphs (1) and (2) to the head of the relevant central administrative institution pursuant to Article 50 (4) of the Act to listen to his or her opinions.

(4) The Korea Communications Commission shall, unless under special circumstances, notify the key communications business operator who requested for such designation of whether or not the designation was made, within 60 days from the date of application for designation of the boundary zone of submarine cables, and promulgate, without delay, the reason for the designation.

(5) Once the Korea Communications Commission designated and promulgated the boundary zone of submarine cables pursuant to paragraph (4), the key communications business operator who requested for such designation shall publicly announce the location of the boundary zone on its website, etc., and may install a tag or other district indicators in the designated zone.
CHAPTER 6 SUPPLEMENTARY PROVISIONS
Article 53 (Protection of Communication Secrets)

(1) A telecommunications business operator shall keep the ledger of the supply of communication data under Article 54 (5) of the Act for one year.

(2) Report of the status of the supply of communication data under Article 54 (6) of the Act, and notification of the status of the supply of communication data under paragraph (7) of the same Article shall be done within thirty days from the end of each half-year.

(3) The setup under Article 54 (8) of the Act (hereinafter referred to as the “setup”) shall:
1.	Supervise the affairs concerning the communication secrets of the users;

2.	Control illegal/unauthorized infringement on the communication secrets of the user committed by an internal employee of the telecommunications business operator or a third party;

3.	Report the status of the supply of communication data pursuant to Article 54 (6) of the Act;

4.	Notify the contents entered in the ledger of the supply of communication data pursuant to Article 54 (7) of the Act;

5.	Handle the complaints or opinions of the users concerning communication secrets;

6.	Educate the employees responsible for the affairs concerning communication secrets; and

7.	Conduct other matters necessary to protect the communication secrets of the user.

(4) The setup shall be headed by an officer-level employee of the telecommunications business operator concerned, and established in the main office.

(5) The person holding the decision-making power on the written requests pursuant to Article 54 (9) of the Act shall be a judge, prosecutor, investigation office (including military investigation agency, the National Tax Service and regional tax service offices; the same shall apply hereinafter) or an official with Class 4 or higher of an intelligence and investigation agency (including an official with Class 5, if such official is the head of an investigation office or an intelligence and investigation agency) or a general official belonging to a group of high-ranking officials. Provided that, in the case of police and marine police, such person shall be an official with the position of police superintendent or higher (including superintendent, if superintendent is the head of the office), and in the case of military investigation agency, a military pubic prosecuting officer or a solider with the rank of lieutenant colonel or higher (including major, in the case of a military investigation agency whose commander is a major).

(6) The written requests under Article 54 (9) of the Act shall specify the position and the name of the person holding the decision-making power. Provided that, in the case of an intelligence and investigation agency under Article 2 (6) of the Regulations on Planning and Coordination of Intelligence and Security Affairs, only the position of the person holding the decision-making power may be specified, and that in the case of court, the position and the name of such person shall be specified.
Article 54 (Notification of the Telephone Number of the Transmitter)
(1) When the transmitter expresses his refusal of the transmission of his telephone number pursuant to the latter-half part of Article 54-2 (1) of the Act, the telecommunications business operator may not use such refusal as an excuse to charge the transmitter.

(2) Any person who wishes to know the telephone number of the transmitter pursuant to Article 54-2 (2) of the Act shall send a written request to the telecommunications business operator by attaching to it any of the following materials verifying the verbal abuse, threat, and harassment over telecommunication (hereinafter referred to as “the telecommunication threat, etc.” in this Article):
1.	Written records of the time and date and contents of the telecommunication threat, etc.;

2.	A tape or other medium recording the contents of the telecommunication threat, etc.;

3.	Evidentiary documentation, if a police report was filed by reason of the telecommunication threat, etc.;

4.	Materials supporting the counseling sessions held with the relevant counseling center regarding the damage caused by the telecommunication threat, etc.; and

5.	Other materials equivalent to the provisions of subparagraphs 1 through 4.
(3) In Article 54-2 (2) of the Act, “in case where the Presidential Decree requires” shall mean cases where the following telephone services are used:
1.	Anti-terrorism, international crime report (111);

2.	Crime report (112);

3.	Spy report (113);

4.	Cyber terrorism report/counseling (118);

5.	Fire/disaster report (119);

6.	Marine accident/crime report (122);

7.	Smuggling report (125); and

8.	Drug offense report (127).
Article 55 (Restriction on and Suspension of Service)
(1) If the Korea Communications Commission issues, pursuant to Article 55 of the Act, an order to restrict or suspend the whole or part of telecommunications services of the telecommunications business operators, he may allow the communications for performing the business falling under any of the following subparagraphs, in accordance with the scope and level of the relevant restriction or suspension:

1.First priority:

(a) National security;

(b) Military affairs and public security;

(c) Transmission of the civil defense alarm; and

(d) Electronic wave control;

2.Second priority:

(a) Disaster relief;

(b) Telecommunications, navigation safety, weather, fire fighting, electricity, gas, water service, transportation and the press;

(c) Affairs of the State and local government, except for those mentioned in items (a) and (b); and

(d) Affairs of the foreign diplomatic missions and the organizations of the United Nations in Korea;

3.Third priority:

(a) Affairs of the enterprises subject to resources control and the firms of defense industry; and

(b) Affairs of government-invested institutions, and medical institutions; and

4.Forth priority: Services in subparagraphs 1 through 3.

(2) The restriction or suspension on the telecommunication services under paragraph (1) shall be the least of those required for securing the important communications.

(3) A telecommunications business operator shall, in case where he restricts or suspends the whole or part of telecommunications services pursuant to paragraph (1), report the content thereof without delay to the Korea Communications Commission.
Article 56 (Approval, etc. for International Telecommunications Services)
(1) The term “international telecommunications business as prescribed by the Presidential Decree” in the first-half part of Article 59 (2) of the Act means the services falling under any of the following subparagraphs:
1.Installation and lease of a satellite for providing international telecommunications services; and

2.Transboundary provision of key communications services pursuant to Article 59-2 of the Act.

(2) A person who intends to obtain approval pursuant to Article 59 (2) of the Act shall submit the following documents to the Korea Communications Commission::

1.Duplicate copy of written agreement or contract;

2.Comparative table between new and old agreements or contracts (limited to the cases where an application for modified approval is filed); and

3.Document certifying the fact that the agreements or contracts have been abrogated (limited to the cases where an application for approval of abrogation is filed).
Article 57 (Cancellation of Approval of the Contract for Transboundary Provision of Key Communications Services)
(1) The standards for cancellation of approval of the contract for transboundary provision of key communications services and for suspension of transboundary provision of key communications services shall be as follows:

1.	Violation on one occasion: Suspension of services or suspension of subscription of new users for not longer than 6 months; and

2.	Violation on two occasions: Cancellation of approval.

(2) The Korea Communications Commission shall, upon cancelling approval or suspending services, etc. pursuant to paragraph (1), announce such disposition and notify it in writing to the telecommunications business operator concerned.
Article 58 (Report of Statistics)
(1) The types of the statistics that the telecommunications business operator is required to report to the Korea Communications Commission pursuant to Article 62 (1) of the Act shall be as follows:

1. Telecommunication facilities status: Line facilities, switching facilities, transmission facilities, and power facilities, etc. by service;

2. Telecommunication usage results: The revenue and the number of usage cases by service, distance stage, time zone, country (including the results by telecommunications business operator in foreign countries), and calling zone;

3. The status of telecommunication users: The number of subscribers by service, city or province, and calling zone;

4. Traffic-related data: Traffic by service, distance stage, time zone, city or province, country (including the results by telecommunications business operator in foreign countries), calling zone, and between calling zones, and settlement data relating to mutual access;

5. Accounting-related data: Sales reports prepared separately by offered business and service and other accounting-related data;

6. The total issued amount of the pre-paid calling certificates by month received from the user, and a statement of the use of calling certificates (limited to the case of a specific communications business operator);

(2) The preparation form, submission method, and report deadline of the statistics under paragraph (1) and other necessary matters shall be determined by the Korea Communications Commission.
Article 59 (Submission of Materials)
(1) Pursuant to Article 62 (2) of the Act, a key communications business operator and its stockholders shall submit to the Korea Communications Commission the following documents:

1. The status of the shares issued by the corporation (including equity interests; The same shall apply hereinafter);

2. The status of the shareholding of the stockholders who hold the shares issued by the corporation (including investors; The same shall apply hereinafter) and their specially-related persons;

3. The purpose, and the reason for change, of the shareholding (limited to the case of the stockholders of a key communications business operator);

4. The acquisition date of shares by the stockholders under subparagraph 2 and the details of the acquisition fund (limited to the case of the stockholders of a key communications business operator);

5. The form of the shareholding (limited to the case of the shareholders of a key communications business operator);

6. Evidentiary materials related to the matters in subparagraphs 1 through 5;

(2) A business operator who is required to submit the documents pursuant to paragraph (1) shall submit to the Korea Communications

Commission the relevant documents within the deadline specified below:
1. In the case of a stock-listed corporation or a KOSDAQ-listed corporation under Article 2 (13) 3 or (14) of the Securities and Exchanges Act, within 30 days from the closing date of the register of shareholders; or

2. In the case of any key communications business operators not falling under subparagraph 1, by the 30th day of January each year.
Article 60 (Methods for Computing Penalty Surcharges)
(1) The term “turnover calculated under the conditions as prescribed by the Presidential Decree” in the main sentence of Article 64 (1) of the Act means the annual average turnover for 3 business years immediately preceding of the telecommunications services by a relevant telecommunications business operator: Provided, That where 3 years have not elapsed since a start of business as of the first day of relevant business year, it means the amount converting the turnover, from a start of relevant business to the end of immediately preceding business year, into the annual average turnover; and where a business has been started in the relevant business year, it means the amount converting the turnover, from a starting date of business to the date of offenses, into the annual turnover.

(2) The term “where there exists no turnover or the computation of turnover is difficult, and where it is prescribed by the Presidential Decree” in the proviso of Article 64 (1) of the Act means the case falling under any of the following subparagraphs:

1.Where there exists no business record due to a failure of starting a business or a suspension of business, etc.;

2.Where a telecommunications business operator has refused a submission of the data for computing the turnover, or he has submitted the false data; and

3.Other cases where it is difficult to compute the amount of objective turnover.
Article 61 (Offences Subject to Imposition of Penalty Surcharge, and Amount of Penalty Surcharge, etc.)
(1) Classifications of offenses subject to the imposition of a penalty surcharge and the amount of a penalty surcharge pursuant to Article 64 (2) of the Act shall be stated in the attached Table 6.

(2) When the Korea Communications Commission determines the amount of penalty surcharge pursuant to the provisions of paragraph (1), he shall take into account the peculiarities in providing a service of telecommunications business, the level of offenses, and their frequency, etc.

(3) Articles 18 and 49 shall apply mutatis mutandis to the imposition, payment and demand of a penalty surcharge pursuant to Article 64 of the Act.
Article 62 (Extension of Time Limit of Payment of Penalty Surcharge, and Payment in Installments Thereof)

(1) A person who intends to extend the time limit of payment of a penalty surcharge or pay it in installments under Article 64-2 of the Act, shall make an application to the Korea Communications Commission along with the document certifying grounds of the extension of time limit of payment or the payment in installments not later than ten days prior to the relevant time limit of payment.

(2) The term “amount as prescribed by the Presidential Decree” in the first-half part of the subparagraphs other than Article 64-2 (1) of the Act means the amount arrived at by multiplying a turnover under Article 47 by 1/100, or 300 million won.

(3) The extension of time limit of payment of a penalty surcharge pursuant to Article 64-2 of the Act shall not exceed one year from the day following the said time limit.

(4) In a case of making payment in installments under Article 64-2 of the Act, the intervals between a respective time limit of installment payment shall not exceed four months, and the frequency of installments shall not exceed three times.

(5) The Korea Communications Commission may, if a person liable for a payment of penalty surcharge for whom the time limit of payment has been extended or the payment in installments has been permitted pursuant to Article 64-2 of the Act comes to fall under any of the following subparagraphs, revoke such extension of the time limit of payment or a decision of such payment in installments, and collect it in a lump sum:

1.Where he fails to pay a penalty surcharge for which the payment in installments has been decided, within the time limit of payment thereof;

2.Where he fails to implement an order necessary for a change of security or other security integrity, which is given by the Korea

Communications Commission; or
3.Where deemed that the whole or remainder of a penalty surcharge is uncollectable, such as the compulsory execution, commencement of auction, adjudication of bankruptcy, dissolution of a juristic person or dispositions on national or local taxes in arrears, etc.
Article 63 (Classification and Appraisal, etc. of Securities)
The provisions of Articles 29 through 34 of the “Framework Act on National Taxes”, and of Articles 13 through 17 of its Enforcement Decree shall apply mutatis mutandis to the furnishing of security pursuant to Article 64-2 of the Act.
Article 64 (Important Communications)
(1) The term “important communications” in Article 65 (2) 3 of the Act means:

1.Business telecommunications related to the national security, military affairs, public peace and order, civil defense alarm transmission and radio wave control;

2.Other communications publicly notified by the Korea Communications Commission in order to efficiently perform the State affairs.

(2) The Government may grant a subsidy for the expenses required for the construction and management of the important communications in order to secure the important communications under paragraph (1).

Article 65 (Commission of Authority)
The Korea Communications Commission shall commission the authority falling under any of the following subparagraphs to the Commissioner of the competent Communications Office pursuant to Article 68 (1) of the Act:

1.Registration of specific communications business pursuant to Article 19 (1) of the Act;

2.Acceptance of a report on the value-added communications business pursuant to the text of Article 21 of the Act;

3.Acceptance of a modified registration for the specific communications business, and of a modified report for value-added communications business, pursuant to Article 22 of the Act;

4.Acceptance of a report on the transfer or takeover of a specific communications business or a value-added communications business, and on the merger or succession of a juristic person, pursuant to Article 25 of the Act;

5.Acceptance of a report on the suspension or discontinuation of a specific communications business or a value-added communications business, and on the dissolution of a juristic person pursuant to Article 27 of the Act;

6.Permission for a felling or transplanting of the plants under the former part of Article 42 (3) of the Act;
CHAPTER 7 PENALTY
Article 66 (Fine for Negligence)

(1) The Korea Communications Commission shall, where he imposes a fine for negligence pursuant to Article 78 (2) of the Act, specify in writing the fact of violation, method of objection, objection period, etc., after investigating and confirming the relevant offence, and give notice to pay the said fine to the person subject to a disposition of a fine for negligence.

(2) The Korea Communications Commission shall, where he intends to impose a fine for negligence pursuant to paragraph (1), provide the person subject to a disposition of fine for negligence with an opportunity for stating his opinion orally or in writing with fixing a period of not less than 10 days. In this case, he shall deem it as non-existence of opinion, if no oral or written statement of opinion is presented within the specified period.

(3) In determining the amount of a fine for negligence, the Korea Communications Commission shall take into account the motivation of the offence and the consequences thereof.
Article 67 (Collection Procedures, etc. of Fine for Negligence)
(1) In regards to the collection procedures of fine for negligence under Article 78 (2) of the Act, the statutes on national treasury management shall apply, in which case the payment notice shall also indicate the method of objection and objection period.

(2) Any person who intends to object to the Korea Communications Commission pursuant to Article 78 (3) of the Act shall file an application with the Korea Communications Commission for objection to the disposition of fine for negligence.

          ADDENDA <No. 20666, Feb. 29, 2008>
Article 1 (Enforcement Date)
This Decree shall enter into force on the date of its promulgation.
Article 2 (Transitional Measures on Guarantee Insurance)
The guarantee insurance of a specific communications business operator purchased pursuant to the existing regulations at the time of enforcement of the Ministry of Information and Communication Decree No. 111 (Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall, notwithstanding the amended regulations in Table 2, be deemed to have been purchased pursuant to this Decree until the expiration date of the contractual term of such guarantee insurance.
Article 3 (Transitional Measures on Those Eligible to Telephone Services with Reduced Fees)
Those eligible to the telephone services with reduced fees pursuant to section A of Article 2-2 (2) 4 of the existing Enforcement Rules of the Telecommunications Business Act at the time of enforcement of the Ministry of Information and Communication No. 141 (Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall be deemed to be those eligible to the telephone services with reduced fees pursuant to this Decree.
Article 4 (Special Cases for Tie-in Sale)
Effective as of March 10, 2007, the amended regulations in paragraph (IV) 6 of Table 3 shall apply only to the extent of the telecommunications services of the key communications business operator (including the telecommunications services provided by the specific communications business or value-added communications business operated by the key communications business operator).
Article 5 (Transitional Measures on License and Registration)
(1) A value-added communications business operator providing the transmission services under the amended provisions of subparagraph 1 of Article 3 of the Enforcement Rules of the Telecommunications Business Act at the time of enforcement of the Ministry of Information and Communication Decree No. 229 (Partial Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall obtain a license of key communications business operator from the Korea Communications Commission pursuant to Article 5 of the Act or register as a specific communications business operator with the Korea Communications Commission by December 14, 2009.

(2) To the telecommunications business operator which is required to newly register a specific communications business, the registration standards concerning financial capabilities among the registration requirements under Article 28 and the amended regulations of Table 2 shall not apply until December 14, 2009.
Article 6 (Transitional Measures on Transmission Services)
A telecommunications business operator who obtained from the Minister of Information and Communication a license of key communications business operator providing the telecommunications facilities leasing services under subparagraph 3 of Article 3 of the existing Enforcement Rules of the Telecommunications Business Act prior to the enforcement of the Ministry of Information and Communication Decree No. 227 (Partial Amendment Decree of the Enforcement Rules of the

Telecommunications Business Act) and the services provided with an allocated frequency under subparagraph 4 of the same Article shall be deemed to have obtained a license to provide the transmission services under the amended provisions of subparagraph 1 of Article 7.
Article 7 (Transitional Measures on Services Provided with Allocated Frequency)
A telecommunications business operator who obtained from the Minister of Information and Communication a license of key communications business operator providing the services provided with an allocated frequency pursuant to subparagraph 4 of Article 3 of the existing Enforcement Rules of the Telecommunications Business Act prior to the enforcement of the Ministry of Information and Communication Decree No. 227 (Partial Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall be deemed to have obtained a license of key communications business operator providing the services provided with the allocated frequency under the amended provisions of subparagraph 2 of Article 7.
Article 8 (Transitional Measures on Telecommunication Circuit Facilities Leasing Services)
A telecommunications business operator who obtained from the Minister of Information and Communication a license of key communications business operator providing the telecommunications circuit facilities leasing services pursuant to subparagraph 3 of Article 3 of the existing Enforcement Rules of the Telecommunications Business Act at the time of the enforcement of the Ministry of Information and Communication Decree No. 227 (Partial Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall be deemed to have obtained a license of key communications business operator providing the telecommunications circuit facilities leasing services under the amended provisions of subparagraph 3 of Article 7.
Article 9 (Transitional Measures on Internet Telephone)
The Internet telephone services falling under the key communications services pursuant to subparagraph 5-2 of Article 3 of the existing Enforcement Rules of the Telecommunications Business Act at the time of enforcement of the Ministry of Information and Communication Decree No. 227 (Partial Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall, not withstanding the amendment provisions of the proviso in the parts other than the subparagraphs of Article 7, be deemed to be the key communications services under this Decree.
Article 10 (Transitional Measures on Application for Registration of Specific Communications Business Operator)
The registration certificate of specific communications business operator issued pursuant to Article 12-2 (1) of the existing Enforcement Rules of the Telecommunications Business Act at the time of enforcement of the Ministry of Information and Communication Decree No. 227 (Partial Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall be deemed to be the registration certificate issued pursuant to this Decree. Provided that the specific communications business operator engaged in pre-paid communications business pursuant to the existing regulations at the time of enforcement of the Ministry of Information and Communication Decree No. 227 (Partial Amendment Decree of the Enforcement Rules of the Telecommunications Business Act) shall make registration of change pursuant to the amended provisions of Article 22 of the Act by June 14, 2008.

Table 1	Standards of Disposition for Telecommunications Business Operators Such as Cancellation of License (relating to Article 25 (1))

Table 2	Registration Requirements for Specific Communications Business (relating to Article 28)

Table 3	Types and Standards of Forbidden Acts (relating to Article 42 (1))

Table 4	Enforcement Period of Order for Corrective Measures (relating to Article 45)

Table 5	Upper Limit of Surcharges by Type of Violation and the Standards for Calculation of the Imposed Surcharge Amount (relating to Article 46)

Table 6	Amount of Surcharges by Type of Violation (relating to Article 61 (1))